Exhibit 99.1

SideChannel Reports Positive Quarterly Cash Flow from Operations

Trailing twelve month revenue exceeds $7 million; Revenue up 15.8% year-to-date

WORCESTER, MA / ACCESSWIRE / May 7, 2024 / SideChannel, Inc. (OTCQB:SDCH) (“SideChannel”), a leading provider of cybersecurity services and technology to emerging and middle market companies, today announced its financial results for the three and six months ended March 31, 2024.

Second Quarter Fiscal Year 2024 Highlights

●	Second quarter revenue of $1.9 million; 19.2% greater than the second quarter of Fiscal Year (“FY”) 2023 and11.0% greater than the first quarter of FY 2024.
●	Year-to-date revenue of $3.7 million; 15.8% greater than the $3.2 million reported for first six months of FY 2023.
●	Second quarter gross margin of 45.0%; gross margin was 45.6% for the second quarter of FY 2023.
●	Second quarter operating expenses decreased $467,000 or 29.3% compared to the second quarter of FY 2023.
●	Second quarter net loss of $253,000 or $0.00 per share.
●	Trailing twelve month revenue reaches $7.1 million for the period ended March 31, 2024.
●	Revenue retention of 74.6% for the trailing twelve months ended March 31, 2024.
●	Cash increased to $851,000 compared to $819,000 as of December 31, 2023; cash provided by operations during the second quarter was $32,000.

Management Comments

Brian Haugli, President and Chief Executive Officer of SideChannel stated “I am proud of our team for delivering an increase in cash this quarter. We continue to make progress on achieving quarterly profitability and remain committed to achieving that goal. Our sales channels are expanding with new referral partners and complimentary third-party service providers. We are growing our Enclave pipeline while we process the feedback and insights received from our beta customers. Our novel approach to microsegmentation is proving to be a significantly cost-effective alternative to the legacy IT methods of using hardware.”

SideChannel will host a conference call on May 7, 2024, at 4:30 P.M. Eastern Time to discuss its first quarter results and provide an update on the Company’s initiatives.

SECOND QUARTER CALL INFORMATION

Date:	Tuesday, May 7, 2024 at 4:30 P.M. Eastern Standard Time.

Dial In:	Toll Free: 888-506-0062
International: 973-528-0011
Participant Access Code: 789473

A webcast of the call will also be available: https://www.webcaster4.com/Webcast/Page/2071/49678

Participants may register in advance for the call using the webcast link.

The conference call will include management remarks and a live question and answer session. The conference call host will provide participants with instructions for joining the queue to asks questions at the conclusion of management remarks. Questions may also be submitted prior to the meeting using ir@sidechannel.com.

Second Quarter 2024 Review

The second quarter Form 10-Q is accessible in its entirety at https://investors.sidechannel.com/sec-filings.

In thousands, except shares and per share data	Three Months Ended
			Change			Change
	3/31/2024	3/31/2023	$	%	12/31/2023	$	%
Revenue	$1,927	$1.617	$310	19.2%	$1,736	$191	11.0%
Gross profit	868	737	131	17.8%	845	23	2.7%
Gross margin	45.0%	45.6%			48.7%
Operating expenses	1,128	1,595	(467)	-29.3%	1,104	24	2.2%
Operating loss	(260)	(858)	598		(259)	(1)
Net loss	(253)	(856)	603		(246)	(7)
Net loss per common share	$(0.00)	$(0.01)	$0.01		$(0.00)	$0.00
Weighted average common shares outstanding – basic and diluted	222,773,052	148,928,663			214,578,923

	As of March 31, 2024	As of September 30, 2023
Cash	$851	$1,053
Current Assets	2,387	2,448
Current Liabilities	1,062	954

About SideChannel

SideChannel helps emerging and mid-market companies protect their assets. Founded in 2019, the Company delivers comprehensive cybersecurity plans through a series of actions branded SideChannel Complete.

SideChannel deploys a combination of skilled and experienced talent, and technological tools to offer layered defense strategies supported by battle-tested processes. SideChannel also offers Enclave; a network infrastructure platform that eases the journey from zero to zero-trust. Learn more at sidechannel.com.

Investors and shareholders are encouraged to receive to press releases and industry updates by subscribing to the investor email newsletter and following SideChannel on X and LinkedIn.

You may contact us at:

SideChannel

146 Main Street, Suite 405

Worcester, MA 01608

Investor Contact

Ryan Polk

ir@sidechannel.com

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management’s view of SideChannel’s future expectations, plans and prospects, subject to the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the “Act”). In particular, when used in the preceding discussion, the words “believes”, “hopes”, “expects”, “intends”, “plans”, “anticipates”, “potential”, “could”, “should” or “may”, and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act and otherwise. Examples of forward-looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause SDCH’s actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. These risk factors include, but are not limited to: that we have incurred net losses since inception, our need for additional funding, the substantial doubt about our ability to continue as a going concern, and the terms of any future funding we raise; our dependence on current management and our ability to attract and retain qualified employees; competition for our products; our ability to develop and successfully introduce new products, improve current products and innovate; unpredictability in our operating results; our ability to retain existing licensees and add new licensees; our ability to manage our growth; our ability to protect our intellectual property (IP), enforce our IP rights and defend against claims that we infringed on the IP of others; the risk associated with the concentration of our cash in one financial institution at levels above the amount protected by FDIC insurance; and other risk factors included from time to time in documents we file with the Securities and Exchange Commission, including, but not limited to, our Forms 10-K, 10-Q and 8-K. These reports are available at www.sec.gov.

Other unknown or unpredictable factors also could have material adverse effects that could cause actual results to differ materially from those projected or represented in the forward-looking statements. Further, factors that we do not presently deem material as of the date of this release may become material in the future. The forward-looking statements included in this press release are made only as of the date hereof. SideChannel cannot guarantee future results, levels of activity, performance, or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SideChannel undertakes no obligation to update these forward-looking statements after the date of this release, except as required by law, nor any obligation to update or correct information prepared by third parties.